EXHIBIT 4.2

           HOME PROPERTIES OF NEW YORK, INC.
               AMENDMENT NUMBER ONE
                      TO
               AMENDED AND RESTATED
                STOCK BENEFIT PLAN

By resolution unanimously adopted by the Board of Directors of Home Properties of New York, Inc. at a meeting duly called and held on August 3, 1999, Section
2.5 of the Amended and Restated Stock Benefit Plan of Home Properties of New York, Inc. was amended to increase the maximum number of shares of Common Stock which may be subject to awards under the Plan to 1,650,000 from 1,000,000.

Certified by :  /s/ Ann M. McCormick
                --------------------
                Ann M. McCormick
                Secretary, Home Properties of New York, Inc.